Exhibit 99.3

DVS Sciences, Inc.

Consolidated Financial Statements
For the Nine Months Ended September 30, 2013 and 2012, and Years Ended December 31, 2012 and 2011

DVS Sciences, Inc.

Consolidated Financial Statements

For the Nine Months Ended September 30, 2013 and 2012

and Years Ended December 31, 2012 and 2011

DVS Sciences, Inc.

Independent Auditor’s Report

The Board of Directors

DVS Sciences, Inc.

Sunnyvale, California

We have audited the accompanying consolidated financial statements of DVS Sciences, Inc., which comprise the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DVS Sciences, Inc. as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

San Jose, CA

June 7, 2013

DVS Sciences, Inc.

Consolidated Balance Sheets

	December 31,		September 30,
	2011	2012	2013
			(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$1,661,521	$6,852,265	$8,412,086
Accounts receivable	3,010,889	2,318,364	5,182,871
Inventory	470,068	1,507,462	2,971,325
Prepaid expenses and other current assets	461,124	362,320	448,384

Total current assets	5,603,602	11,040,411	17,014,666

Property and Equipment, Net	946,676	948,508	991,185
Other Long-Term Assets	32,099	84,893	91,590

Total Assets	$6,582,377	$12,073,812	$18,097,441

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable	414,547	$473,718	914,744
Accrued compensation	430,756	726,953	569,211
Accrued liabilities	806,182	863,622	1,831,142
Current portion of Deferred Revenues	214,840	621,592	1,322,779
Income taxes payable	—	2,444	39,821
Short-Term Notes Payable, net of debt discount	—	—	227,491

Total Current Liabilities:	1,866,325	2,688,329	4,905,188

Deferred revenues, non-current	29,414	336,440	1,372,346
Warrant Liability	—	—	16,978
Long-Term Notes Payable, net of debt discount			1,204,981

Total Liabilities	1,895,739	3,024,769	7,499,493

Commitments and Contingencies (see Note 4 for additional information)
Redeemable Convertible preferred stock, par value $0.001 per share; 21,700,000 shares authorized; 13,069,541, 13,069,541 and 8,131,829 shares issued and outstanding at September 30, 2013, December 31, 2012 and 2011, respectively. (Aggregate liquidation preference of $14,797,740, $14,797,740 and $8,131,829 at September 30, 2013, December 31, 2012 and 2011, respectively.)	7,700,264	14,353,924	14,353,924
Stockholders’ Deficit
Common stock, par value $0.001 per share 26,700,000 shares authorized; 6,399,864; 6,388,094 and 6,253,695 shares issued and outstanding at September 30, 2013, December 31, 2012 and 2011, respectively.	6,254	6,388	6,400
Additional paid-in capital	24,759	188,378	297,408
Accumulated other comprehensive loss	(163,271)	(39,505)	(108,867)
Accumulated deficit	(2,881,368)	(5,460,142)	(3,950,917)

Total Stockholders’ Deficit	(3,013,626)	(5,304,881)	(3,755,976)

Total Liabilities Redeemable Convertible Preferred and Stockholders’ Deficit	$6,582,377	$12,073,812	$18,097,441

DVS Sciences, Inc.

Consolidated Statements of Comprehensive Income (Loss)

	Year Ended December 31,		Nine Months Ended September 30,
	2011	2012	2012	2013
				(Unaudited)
Revenue	$5,148,707	$11,919,827	$8,317,318	$18,507,138
Cost of Revenue	2,941,605	5,538,192	3,919,446	7,791,551

Gross margin	2,207,102	6,381,635	4,397,872	10,715,587

Operating Expenses
Research and development	2,145,817	3,535,466	2,458,770	3,319,644
Selling, general and administrative	3,180,790	5,454,866	4,218,580	5,754,169

Total Operating Expenses	5,326,607	8,990,332	6,677,350	9,073,813

Income (Loss) from operations	(3,119,505)	(2,608,697)	(2,279,478)	1,641,774
Interest and other income	1,821	—	—	—
Other expense	(81,073)	(19,061)	(18,106)	(95,113)

Net Income (Loss) before taxes	(3,198,757)	(2,627,758)	(2,297,584)	1,546,661
Income tax expense (benefit)	—	(48,984)	(211,147)	37,436

Net Income/(Loss)	$(3,198,757)	$(2,578,774)	$(2,086,437)	$1,509,225

Other Comprehensive Income/(Loss), net of tax
Foreign currency translation adjustment	(169,874)	123,766	33,778	(69,362)

Comprehensive Income/(Loss)	$(3,368,631)	$(2,455,008)	$(2,052,659)	$1,439,863

DVS Sciences, Inc.

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Income/(Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance, December 31, 2010	4,131,828	$3,750,094	4,600,000	$4,600	$2,316	$6,603	317,389	$330,908
Issuance of Series A-1 preferred stock, net of issuance costs of $49,831	4,000,001	3,950,170	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	1,653,695	1,654	339	—	—	1,993
Nonemployee stock-based compensation expense	—	—	—	—	2,532	—	—	2,532
Employee stock-based compensation expense	—	—	—	—	19,572	—	—	19,572
Currency translation adjustment	—	—	—	—		(169,874)	—	(169,874)
Net loss	—	—	—	—	—	—	(3,198,757)	(3,198,757)

Balance, December 31, 2011	8,131,829	$7,700,264	6,253,695	$6,254	$24,759	$(163,271)	$(2,881,368)	$(3,013,626)

Issuance of Series A-2 preferred stock, net of issuance costs of $12,251 (includes issuance of preferred stock of $65,914 for cash received in prior period)	4,937,712	6,653,660	—	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	134,399	134	101,839	—	—	101,973
Nonemployee stock-based compensation expense	—	—	—	—	6,746	—	—	6,746
Employee stock-based compensation expense	—	—	—	—	55,034	—	—	55,034
Currency translation adjustment	—	—	—	—		123,766	—	123,766
Net loss	—	—	—	—	—	—	(2,578,774)	(2,578,774)

Balance, December 31, 2012	13,069,541	$14,353,924	6,388,094	$6,388	$188,378	$(39,505)	$(5,460,142)	$(5,304,881)

Issuance of common stock upon exercise of stock options (unaudited)	—	—	11,770	12	53,327	—	—	53,339
Nonemployee stock-based compensation expense (unaudited)	—	—	—	—	8,796	—	—	8,796
Employee stock-based compensation expense (unaudited)	—	—	—	—	46,907	—	—	46,907
Currency translation adjustment (unaudited)	—	—	—	—	—	(69,362)	—	(69,362)
Net income (unaudited)	—	—	—	—	—	—	1,509,225	1,509,225

Balance, September 30, 2013 (unaudited)	13,069,541	$14,353,924	6,399,864	$6,400	$297,408	$(108,867)	$(3,950,917)	$(3,755,976)

DVS Sciences, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31,		Nine Months Ended September 30,
	2011	2012	2012	2013
			(Unaudited)
Cash Flows from Operating Activities:
Net Income (Loss)	$(3,198,757)	$(2,578,774)	$(2,086,437)	$1,509,225
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Nonemployee stock-based compensation expense	2,532	6,746	4,348	8,796
Employee stock-based compensation expense	19,572	55,034	42,991	46,907
Depreciation and amortization expense	180,786	403,476	303,786	332,807
Amortization of deferred financing costs	—	—	—	11,254
Loss on disposition of fixed assets	2,179	—	—	—
Net changes in operating assets and liabilities:
Accounts receivable	(3,002,619)	692,525	(51,160)	(2,864,507)
Inventory	(118,734)	(1,037,394)	(964,587)	(1,463,863)
Prepaid expenses and other current assets	82,478	98,804	180,537	(92,761)
Other assets	(12,100)	(52,794)	—	—
Accounts payable	(158,086)	59,171	(142,410)	441,027
Accrued compensation and other accrued liabilities	834,432	493,295	381,029	897,969
Deferred revenue	94,269	713,778	266,109	1,737,093

Net Cash Provided by (Used in) Operating Activities	(5,274,048)	(1,146,133)	(2,065,794)	563,947

Cash Flows from Investing Activities:
Purchases of property and equipment	(1,119,311)	(409,388)	(393,627)	(359,921)

Net Cash Used in Investing Activities	(1,119,311)	(409,388)	(393,627)	(359,921)

Cash Flows from Financing Activities:
Proceeds from issuance of Series A-1 preferred stock, net of issuance costs	3,950,170	—	—	—
Proceeds from issuance of Series A-2 preferred stock, net of issuance costs	—	6,587,746	6,587,746	—
Proceeds from exercise of common stock options	284,105	30,673	—	2,525
Proceeds from issuance of Notes Payable	—	—	—	1,500,000
Payments for debt issuance costs	—	—	—	(61,805)

Net Cash Provided by Financing Activities	4,234,275	6,618,419	6,587,746	1,440,720

Effect of Exchange Rate Changes	(169,876)	127,846	157,544	(84,925)
Net Increase (Decrease) in Cash and Cash Equivalents	(2,328,960)	5,190,744	4,285,869	1,559,821
Cash and Cash Equivalents at Beginning of Period	3,990,481	1,661,521	1,661,521	6,852,265

Cash and Cash Equivalents at End of Period	$1,661,521	$6,852,265	$5,947,390	$8,412,086

Supplemental Disclosures of Cash Flow information
Cash paid for interest	$—	$—	$—	$38,531
Supplemental Non-cash Investing and Financing Information
Issuance of Series A-2 for cash received in prior period	$—	$65,914	$65,914	$—
Issuance of Series A-2 warrants for credit facilities	$—	$—	$—	$16,978

DVS Sciences, Inc.

Notes to Consolidated Financial Statements

1.	Description of Business

The Company

DVS Sciences, Inc. (the “Company”) was incorporated in the state of Delaware on November 13, 2010 to design, manufacture and sell life science research equipment and reagents. The Company has two wholly owned subsidiaries: DVS Sciences Inc. and DVS Sciences Limited. DVS Sciences Inc. located at Markham, Ontario Canada was formed in 2004 to develop the CyTOF mass cytometer instrument and related element labeling technology which uses atomic mass spectrometry technology to precisely measure the existence of up to 100 proteins or genes in single cells as they flow through the instrument at a rate of up to 1,000 cells per second. DVS Sciences Limited located at Burnham, Bucks UK was formed in 2012 to provide sales and support services to the Company for the European region. The Company also sells consumable reagents that are used to measure proteins or genes. The Company’s principal market is the life sciences research market consisting of drug development companies, government research centers, and universities in the US, Europe, and Asia. The Company’s corporate headquarters is located in Sunnyvale, California which also includes reagent manufacturing laboratories. Instrument manufacturing and primary research and development activities are located at the Canada subsidiary.

Basis of Presentation

The accompanying consolidated financial statements have been prepared using accounting principles generally accepted in the United States of America (“GAAP”) and include the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Unaudited Interim Consolidated Financial Information

The accompanying interim consolidated balance sheet as of September 30, 2013 and the consolidated statements of comprehensive income (loss) and cash flows for the nine months ended September 30, 2013 and 2012, and the consolidated statements of redeemable convertible preferred stock and stockholders’ deficit for the nine months ended September 30, 2013, and the related footnote disclosures are unaudited. These unaudited interim financial statements have been prepared in accordance with U.S. GAAP. In management’s opinion, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of our statement of financial position as of September 30, 2013 and our results of operations and cash flows for the nine months ended September 30, 2013 and 2012. The results for the nine months ended September 30, 2013 are not necessarily indicative of the results expected for the full fiscal year or any other period.

Liquidity

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has sustained losses from operations and absorbed cash in operating activities since inception and has an accumulated deficit of $3.9 million as of September 30, 2013. The Company has funded these losses through the issuance of equity instruments and is ultimately dependent on continued equity or debt financing until the company is able to generate positive operating cash flows. During 2013, the Company had its first profitable quarters, which reduced the accumulated deficit by $1.6 million during the nine month period ended September 30, 2013. The Company also obtained a $5 million debt facility from Comerica Bank (See Note 6). Management believes that the profitable operations and existing cash reserves will enable the company to continue as a going concern for at least the next twelve months.

DVS Sciences, Inc.

Notes to Consolidated Financial Statements

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and such differences could be material to the financial position and results of operations.

Significant estimates and assumptions include reserves and write-downs related to accounts receivable and inventories, deferred revenue and estimated selling price related to deferred revenue, the recoverability of long term assets, valuation of equity instruments and equity-linked instruments, stock-based compensation, warranty obligations and deferred tax assets and related valuation allowances.

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments that potentially subject the Company to concentrations of risk consist principally of cash, cash equivalents, and accounts receivables. The Company’s cash and cash equivalents are primarily held in deposit accounts in the United States and Canada. Deposits may exceed the amount of insurance provided on such deposits, if any. Management believes that these financial institutions are financially sound and, accordingly, believes that minimal credit risk exists. The Company has not experienced any losses on its deposits of cash and cash equivalents.

The Company’s accounts receivable are derived from revenue earned from customers and distributors. The Company performs ongoing credit evaluations of its distributor and customers’ financial condition and generally requires no collateral from its distributors and customers. To date, the Company has not experienced losses with respect to the collection of its accounts receivable and believe that all its accounts receivable as reflected in the balance sheet are collectible. As of September 30, 2013, seven customers accounted for 16%, 13%, 13%, 13%, 13%, 11%, and 11% of our total accounts receivable balance. As of December 31, 2012, three customers accounted for 28%, 26%, and 23% of our total accounts receivable balance. As of December 31, 2011, five customers accounted for 23%, 21%, 20%, 17%, and 17% of our total accounts receivable balance. No single customer represented over 10% of total revenue for any of the periods presented in the consolidated statements of comprehensive income (loss).

The Company’s future results of operations involve a number of risks and uncertainties. Factors that could affect the Company’s future operating results and cause actual results to vary materially from expectations include, but are not limited to, rapid technological change, continued acceptance of the product, competition from substitute products and larger companies, protection or proprietary technology, strategic relationships and dependence on key individuals.

The life science industry is characterized by frequent and extensive litigation and administrative proceedings over patent and other intellectual property rights. Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often difficult to predict, and the outcome may be uncertain until the court has entered final judgment and all appeals are exhausted. The Company’s competitors may assert that its products or the use of the Company’s products are covered by United States or foreign patents held by them.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents.

DVS Sciences, Inc.

Notes to Consolidated Financial Statements

Inventories

Inventories are stated at the lower of cost or market, cost being determined on a first-in, first-out (“FIFO”) basis and market being determined as the lower of replacement cost or net realizable value. The Company records write-downs of inventories which are obsolete or in excess of anticipated demand or market value based on consideration of product lifecycle stage, technology trends, product development plans and assumptions about future demand and market conditions. Inventories in the life sciences market, including the Company’s inventories, are subject to technological change or obsolescence; therefore, utilization of existing inventories may differ from the Company’s estimates.

Property and Equipment, Net

Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally between three to five years, or the lease term of the respective assets. Maintenance and repairs are charged to expense as incurred, and improvements and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the balance sheet, and any resulting gain or loss is reflected in operations in the period realized.

Impairment of Long-lived Assets

The Company evaluates its long-lived assets for indicators of possible impairment by comparison of the carrying amounts to future net undiscounted cash flows expected to be generated by such assets when events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Should an impairment exist, the impairment loss would be measured based on the excess carrying value of the asset over the asset’s fair value or discounted estimates of future cash flows. The Company has not identified any such impairment losses to date.

Revenue Recognition

The Company derives the majority of its revenue from product sales of instrument and the related reagents, service contracts and other source of revenue. The Company sells its products directly to end customers as well as through distributors. Revenue from direct product sales to customers is recognized when delivery of the products has occurred, provided that persuasive evidence of an arrangement with the customer exists, the selling price is fixed or determinable, remaining obligations are insignificant and collectability is reasonably assured. When a sale combines multiple elements upon delivery or performance of multiple products and/or services, the Company allocates revenue for transactions or collaborations that include multiple elements to each unit of accounting based on its relative fair value, and recognizes revenue for each unit of accounting when the revenue recognition criteria have been met. The Company follows the selling price hierarchy as outlined in the guidance Revenue Recognition (ASC Topic 605) – Multiple-Deliverable Revenue Arrangements. The guidance provides a hierarchy to determine the selling price to be used for allocating revenue to deliverables: (i) vendor-specific objective evidence (“VSOE”), (ii) third-party evidence (“TPE”) if available and when VSOE is not available, and (iii) best estimate of the selling price (“BESP”) if neither VSOE nor TPE is available. We use BESP to determine the standalone selling price for such deliverables. We have an established process for developing BESP, which incorporates, pricing practices, historical selling prices, the effect of market conditions as well as entity-specific factors. We monitor and evaluate estimated selling price on a regular basis to ensure that changes in circumstances are accounted for in a timely manner. We may modify our pricing in the future, which could result in changes to our BESP. The services element of our contracts represents an incidental portion of the total contract price.

The evidence of an arrangement generally consists of a purchase order received from the customer. Transfer of title and risk of ownership generally occurs when the product is shipped to the customer or the customer receives the product, depending on the shipping terms of the order. The selling price for all sales are fixed and agreed with the customer prior to shipment.

DVS Sciences, Inc.

Notes to Consolidated Financial Statements

Installation is considered inconsequential to the earnings process for instrument sales, and therefore we generally recognize revenue when transfer of title and risk of ownership occurs. In certain cases, a payment is not billable until we have fulfilled our system installation obligations and received customer acceptance. In that event we charge unbilled receivables until installation and billing is complete. Revenue recognized for delivered elements is limited to amounts billed which are not contingent on future performance obligations. The Company’s customers have no return rights or post-sale rights, other than limited warranty privileges.

Service revenue includes extended warranty agreement, installation, preventative maintenance service, and additional training. Revenue from extended warranty agreements is deferred and recognized ratably over the life of the contract. Service revenues are less than 10% of consolidated net revenues for the years ending December 31, 2012 and 2011, and the nine months ending September 30, 2013 and 2012. Warranty expenses associated with extended warranty contracts for systems are recorded as cost of revenue and revenue as incurred.

Revenue also includes shipping and handling charges billed to customers. The related shipping costs are included in cost of revenue.

Accounts Receivable

Accounts receivable are recorded at net invoice value. The Company considers amounts past due based on the related terms of the invoice. The Company reviews its exposure to amounts receivable and provides an allowance for specific amounts if collectability is no longer reasonably assured. Accounts are written off when deemed uncollectible. Based on the Company’s analysis an allowance for doubtful accounts was not deemed necessary at September 30, 2013 and December 31, 2012 and 2011.

Deferred Revenue

Deferred Revenue consists principally of revenue from sales of extended warranties, in one, two or three year increments, to customers that are amortized on a straight line basis over the term of the warranty, and partially prepaid instrument orders.

Reserve for Product Warranties

The Company provides a one-year warranty on instruments. Additionally, the Company provides a warranty on its consumables through the expiration date, which ranges from six to twelve months after the manufacture date. The Company establishes an accrual for estimated warranty expenses based on historical experience as well as anticipated product performance. The Company periodically reviews the adequacy of its warranty reserve, and adjusts, if necessary, the warranty percentage and accrual based on actual experience and estimated costs to be incurred. Warranty expense is recorded as a component of cost of revenue.

Royalties

The Company licenses certain technology with various third parties pursuant to license agreements that provide for periodic royalty payments based on instrument and/or reagent revenue, subject to annual minimum payments of $306,670. Payments made to a related party under such contracts are disclosed in the related parties’ footnote (see Note 10).

DVS Sciences, Inc.

Notes to Consolidated Financial Statements

Advertising

The Company expenses advertising costs as incurred. There were no material advertising costs recorded for the nine months periods ended September 30, 2013 or 2012, and years ended December 31, 2012 or 2011.

Research and Development

Research and development expenses consist of compensation costs, stock-based compensation, engineering and research expenses, manufacturing expenses incurred to build products for testing, allocated facilities costs, consulting fees and other expenses incurred to sustain the Company’s overall research and development programs. All research and development costs are expensed as incurred.

Income Taxes

The Company accounts for income taxes using the liability method whereby deferred tax asset and liability accounts are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established to reduce deferred tax assets when management estimates, based on available objective evidence, that it is more likely than not that the benefit will not be realized for the deferred tax assets. ASC 740, Accounting for Income Taxes, prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under this guidance, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. The Company additionally considers its uncertain tax positions on an annual basis and provides reserves where necessary for any potential tax exposures. At September 30, 2013, the Company did not have any reserves for uncertain tax positions (Unaudited). The Company includes interest and penalties recognized in accordance with ASC 740 in the consolidated statements of comprehensive income (loss) as a component of income tax expense.

Foreign Currency Translation

Assets and Liabilities of non-U.S. subsidiaries that use the local currency as their functional currency are translated to US Dollar at exchange rates in effect at the balance sheet date. Revenues and expenses are translated at weighted average exchange rates in effect during the period. The resulting unrealized gains and losses from foreign currency translation are recorded in accumulated other comprehensive income (loss) as a separate component of stockholders’ deficit in the consolidated balance sheet and in comprehensive loss in a separate component in the consolidated statements of comprehensive income (loss).

Gains and losses from foreign currency transactions are included in interest and other expense and interest and other income in the consolidated statements of comprehensive income (loss) which were ($18,870), ($24,822), ($23,706), and ($81,142) for the nine months ended September 30, 2013 and 2012 (Unaudited), and years ended December 31, 2012 and 2011, respectively.

Derivative Financial Instruments

The Company generally conducts business, including sales to foreign customers, in the functional currency. As a result, the company has limited foreign currency exchange rate risk. In cases where the company has a foreign currency exposure, the company might enter in a forward contract to manage foreign currency exchange risk. The Company does not hold or issue derivatives for speculative or trading purposes. Gains or losses on our forward exchange contracts, as well as the offsetting losses or gains on the related hedged receivables and payables, are included in other expense in the consolidated statement of comprehensive income (loss). The total notional amount of the forward contract was EUR 1,152,960 in exchange for CAD 1,576,867 at September 30, 2013 (Unaudited). Gains or losses on this contract have been insignificant.

DVS Sciences, Inc.

Notes to Consolidated Financial Statements

Comprehensive Income (Loss)

Comprehensive income (loss) generally represents all changes in stockholders’ deficit except those resulting from investments and distributions to stockholders. The Company’s unrealized gain or loss on currency translation adjustment is the principal component of other comprehensive income (loss) that is excluded from the reported net income (loss) for all periods presented.

Stock-Based Compensation

The Company accounts for stock-based compensation arrangements with employees in accordance with ASC 718, Compensation-Stock Compensation. ASC 718 requires the recognition of compensation expense, using a fair value-based method, for costs related to all share-based payments including stock options. ASC 718 requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. All option grants issued have been valued and are expensed on a straight-line basis over the service period.

The Company accounts for equity instruments issued to nonemployees in accordance with the provisions of ASC 505-50, Equity-Based Payments to Non Employees. The equity instruments, consisting of stock options, are valued using the Black-Scholes valuation model. The measurement of stock-based compensation is subject to periodic adjustments as the underlying equity instruments vest. The Company records the expense of such compensation based on the estimated fair value of the equity instrument using the Black-Scholes option pricing model. The value of the equity instrument is charged to earnings over the service period.

Convertible Preferred Stock Warrant Liability

We have accounted for freestanding warrants to purchase shares of our convertible preferred stock as a liability on the consolidated balance sheets. The convertible preferred stock warrants are recorded as a liability because the underlying shares of convertible preferred stock are optionally redeemable and, therefore, may obligate us to transfer assets at some point in the future. The warrants are recorded at fair value upon issuance and are subject to remeasurement to fair value at each balance sheet date, with any change in fair value recognized as a separate line item on the consolidated statements of comprehensive income (loss). We will continue to adjust the redeemable convertible preferred stock warrant liability to its estimated fair value at each reporting period until the earlier of the 1) exercise of the warrants, 2) expiration of the warrants, or 3) other triggering events as applicable to the terms of the warrant agreements (see Note 8).

Fair Value of Financial Instruments

Assets and liabilities recorded at fair value in the consolidated financial statements are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels which are directly related to the amount of subjectivity associated with the inputs to the valuation of these assets or liabilities are as follows:

Level 1 – unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date.

Level 2 – inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

DVS Sciences, Inc.

Notes to Consolidated Financial Statements

Level 3 – unobservable inputs for the asset or liability only used when there is little, if any, market activity for the asset or liability at the measurement date.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

The Company follows the ASC 820, Fair Value Measurements, fair value hierarchy to measure its financial instruments. Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.

The following table represents the fair value hierarchy for the Company’s financial assets and liabilities held by value on a recurring basis:

As of September 30, 2013 (Unaudited):

	Level 1	Level 2	Level 3	Total
Liabilities
Warrant liabilities (Note 8)	$—	$—	$16,978	$16,978

Total	$—	$—	$16,978	$16,978

The Company did not record any financial assets or liabilities at fair value at December 31, 2012 and 2011.

Recent Accounting Pronouncements

In February 2013, the FASB issued ASU No. 2013-02, Reporting of Amounts Reclassified out of Accumulated Other Comprehensive Income. ASU 2013-2 requires an entity to present reclassification adjustments from other comprehensive income (loss) either in the financial statements or in the notes to the financial statements. The new guidance is effective for reporting periods beginning after December 15, 2013 for non-public entities, and is applied prospectively. We are currently assessing the impact of this new guidance.

In July 2013, the FASB issued Accounting Standards Update No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (ASU 2013-11), which provides guidance on the financial statement presentation of unrecognized tax benefits when a net operation loss (“NOL”) carryforward, a similar tax loss, or a tax credit carryforward exists. ASU 2013-11 provides that a liability related to an unrecognized tax benefit would be presented as a reduction of a deferred tax asset for a NOL carryforward, a similar tax loss or a tax credit carryforward if such settlement is required or expected in the event the uncertain tax position is disallowed. The new guidance becomes effective for non-public entities after December 15, 2014 and it should be applied prospectively to unrecognized tax benefits that exist at the effective date with retrospective application permitted. We are currently assessing the impact of this new guidance.

DVS Sciences, Inc.

Notes to Consolidated Financial Statements

3.	Balance Sheet Components

Cash and Cash Equivalents

The Company did not hold cash equivalents at September 30, 2013 (Unaudited) and December 31, 2012 and 2011.

Inventory

Inventory consists of the following:

	December 31, 2011	December 31, 2012	September 30, 2013
			(Unaudited)
Raw materials	$441,205	$1,332,399	$2,548,829
Work-in-process	—	—	273,637
Finished goods	28,863	175,063	148,859

Total inventory	$470,068	$1,507,462	$2,971,325

Property and Equipment, Net

Property and equipment, net consist of the following:

	December 31, 2011	December 31, 2012	September 30, 2013
			(Unaudited)
Machinery and equipment	$462,270	$733,858	$959,772
Computer equipment and software	120,028	168,785	183,212
Furniture and fixtures	106,787	152,744	149,442
Leasehold improvements	438,472	481,558	604,440

Total	1,127,557	1,536,945	1,896,866
Less: Accumulated depreciation	(180,881)	(588,437)	(905,681)

Property and equipment, net	$946,676	$948,508	$991,185

Depreciation expense for the nine months period ended September 30, 2013 and 2012 (Unaudited) and years ended December 31, 2012 and 2011 was $ 332,807, $303,786, $403,476 and $180,786, respectively.

DVS Sciences, Inc.

Notes to Consolidated Financial Statements

Accrued Liabilities

Accrued liabilities consist of the following:

	December 31, 2011	December 31, 2012	September 30, 2013
			(Unaudited)
Early exercised stock options subject to repurchase rights	$282,111	$212,805	$161,990
Accrued warranty reserve	157,273	283,149	712,847
Accrued royalty expense	129,718	220,615	414,024
Accrued legal expense, sales taxes and other	237,080	147,053	542,281

Total accrued liabilities	$806,182	$863,622	$1,831,142

4.	Commitments and Contingencies

In June 2011, The Company entered into a five year lease for office and laboratory facilities in Sunnyvale, California which expires in July 2016. In August 2012 the Company extended the lease agreement for its Canadian subsidiary to January 31, 2016. In the same agreement, the subsidiary also entered into an agreement to expand the space under lease. The Company recognizes rent expense on a straight-line basis over the non-cancellable lease term and records the difference between cash rent payments and the recognition of rent expense as a deferred rent liability. Where leases contain escalation clauses, rent abatements and/or concessions, such as rent holidays and landlord or tenant incentives or allowances, the Company applies them in the determination of straight-line rent expense over the lease term. Rent expense for the nine months period ended September 30, 2013 and 2012 (Unaudited), and year ended December 31, 2012 and 2011 was $244,286, $200,971, $269,496 and $203,029, respectively. Deferred rent as of September 30, 2013 (Unaudited) and December 31, 2012 and 2011 was $68,140, $40,647 and $38,209, respectively, and is recorded in Accrued Liabilities on the Balance Sheet.

Future minimum lease payments under the non-cancelable operating leases as of September 30, 2013 are as follows:

September 30, 2013
(Unaudited)
Three months ending December 31, 2013	$84,354
Twelve months ending December 31:
2014	345,704
2015	357,770
2016	127,873

Total minimum lease payments	$915,701

Research Collaborations

The Company is a party to one research collaboration with the University of Toronto granting agency as of September 30, 2013, and the Company is a party to four research collaborations with the University of

DVS Sciences, Inc.

Notes to Consolidated Financial Statements

Toronto and Canada granting agencies, as of December 31, 2012 and 2011. The agreements provide research funding to the University of Toronto in fields related to the Company’s technology which was developed at the University including the Cytof mass cytometer and MaxPar reagents. Under the agreements, the company is required to provide primarily in-kind contributions consisting of R&D services performed by Company employees at the Company’s Canada facility. These activities do not have a material impact on the Company’s operations and the Company shares in any benefits of new technology created by the research. The Company expenses these services as R&D expense as incurred. As of September 30, 2013, the Company’s total commitments over the two years remaining under this agreement amounts to $50,000 of cash contributions and $50,000 of in-kind contributions.

Contingencies

From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues a liability for such matters when it is probable that future expenditures will be made and such expenditures can be reasonably estimated.

Warranty

Changes in our accrued warranty reserve and the expense incurred under our warranties were as follows:

Balance, December 31, 2010	$—
Warranty cost charged to cost of revenue	171,570
Utilization of warranty	(14,297)

Balance, December 31, 2011	157,273
Warranty cost charged to cost of revenue	422,897
Utilization of warranty	(297,021)

Balance, December 31, 2012	283,149
Warranty cost charged to cost of revenue (Unaudited)	854,886
Utilization of warranty (Unaudited)	(425,188)

Balance, September 30, 2013 (Unaudited)	$712,847

5.	Income Taxes

The components of income (loss) before income taxes are as follows:

	December 31, 2011	December 31, 2012	September 30, 2012 (Unaudited)	September 30, 2013 (Unaudited)
Income (Loss) before income taxes:
Domestic	$(986,738)	$(1,082,826)	$(1,036,729)	$771,181
Foreign	(2,212,019)	(1,544,932)	(1,260,855)	775,480

Total Income (Loss) before income taxes	$(3,198,757)	$(2,627,758)	$(2,297,584)	$1,546,661

The Company recorded tax a benefit of $211,147 related to foreign entities for the nine months ended September 30, 2012 and a tax provision of $ 37,436 for the nine months ended September 30, 2013. For the year ended December 31, 2012, $48,984, of tax benefit has been recorded related to foreign entities. For the year ended December 31, 2011, no tax expense has been recorded because of the Company’s loss from operations and a full valuation against net deferred tax assets.

DVS Sciences, Inc.

Notes to Consolidated Financial Statements

The provision for income taxes for the nine months ended September 30, 2013 and 2012 and years ended December 31, 2012 and 2011 consisted of the following:

	Years Ended		Nine Months Ended
	December 31, 2011	December 31, 2012	September 30, 2012 (Unaudited)	September 30, 2013 (Unaudited)
Current:
Federal	$—	$—	$—	$28,886
State	—	—	—	2,236
Foreign	—	(48,984)	(211,147)	6,314

Total current	—	(48,984)	(211,147)	37,436
Deferred
Federal	—	—	—	—
State	—	—	—	—
Foreign	—	—	—	—

Total deferred	—	—	—	—

Provision (benefit) for income taxes	$—	$(48,984)	$(211,147)	$37,436

The difference between the provision for income taxes and the amount computed by applying the federal statutory income tax rate (34 percent) to income (loss) before taxes is explained below:

	Years Ended		Nine Months Ended
	December 31, 2011	December 31, 2012	September 30, 2012 (Unaudited)	September 30, 2013 (Unaudited)
Tax at federal statutory rate (benefit)	$(1,087,396)	$(893,437)	$(781,178)	$524,412
State income tax, net of federal benefit	—	—	—	1,084
Valuation allowance	330,795	358,285	345,626	(241,242)
Foreign earnings taxed at other than U.S. rates	751,905	476,292	217,544	(257,349)
Stock Based Compensation	4,139	3,141	1,703	4,133
Other	557	6,735	5,158	6,398

Provision (benefit) for income taxes	$—	$(48,984)	$(211,147)	$37,436

DVS Sciences, Inc.

Notes to Consolidated Financial Statements

Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the Company’s deferred tax assets are as follows:

	December 31, 2011	December 31, 2012	September 30, 2012 (Unaudited)	September 30, 2013 (Unaudited)
Deferred Tax Assets:
Federal and State Net Operating Losses	$304,000	$628,000	$610,000	$70,000
Foreign Net Operating losses	625,000	1,177,000	909,000	818,000
Research and Development Credits	3,000	613,000	460,000	893,000
Share-Based Compensation	52,000	22,000	18,000	35,000
AMT	—	—	—	31,000
Excess tax over book basis	—	—	10,000	—
Deferred revenue	—	—	—	213,000
Warranty Liability	57,000	50,000	36,000	84,000
Non-deductible accruals and other	—	111,000	52,000	108,000

Gross Deferred Tax Assets	1,041,000	2,601,000	2,095,000	2,252,000
Less: Valuation Allowance	(1,028,000)	(2,576,000)	(2,095,000)	(2,197,000)

Net Deferred Tax Assets	13,000	25,000	—	55,000
Deferred Tax Liabilities:
Excess book over tax basis in fixed assets	(13,000)	(25,000)	—	(55,000)

	$—	$—	$—	$—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portions or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based on the level of historical taxable income and projections for future taxable income over the period in which the temporary differences are deductible, the Company has recorded a valuation allowance for substantially all of its deferred tax assets, except to the extent of deferred tax liabilities, as it is unable to conclude that it is more likely than not that the deferred tax assets in excess of the deferred tax liabilities will be realizable. The valuation allowance for the nine months periods ended September 30, 2013 and 2012 (Unaudited) is $2,197,000 and $2,095,000, respectively. The valuation allowance for the year ended December 31, 2012 and 2011 increased by $1,548,000 and $1,028,000, respectively.

As of September 30, 2013 and 2012, the Company had federal net operating loss carryforwards of approximately $147,000 and $1,666,000, respectively; and state net operating loss carryforwards of approximately $369,000 and $747,000, respectively, available to reduce future taxable income (Unaudited). Under current tax law, net operating loss carryforwards available in any given year may be limited upon the occurrence of certain events, including changes in ownership interest resulting from significant stock transactions. The earliest carryforwards expire in varying amounts beginning in 2030 for federal and state purposes, respectively.

DVS Sciences, Inc.

Notes to Consolidated Financial Statements

As of September 30, 2013 and 2012, the Company has $807,000 and $223,000, respectively, of net operating loss carryforwards available to reduce future Canadian taxable income. The earliest carryforwards expire in varying amounts beginning in 2030 for Canadian tax purposes.

As of September 30, 2013, the Company intends to indefinitely reinvest the earnings of certain foreign corporations. If such earnings were distributed, the Company would accrue an additional income tax expense of approximately $1.1 million.

The Company has determined there are no material uncertain income tax positions that should be accounted for on the adoption of ASC 740-10. Therefore, the Company did not record any unrecognized tax benefits for the nine months period ended September 30, 2013 and 2012 (Unaudited) and years ended December 31, 2012 and 2011. It is the Company’s policy to record the interest and penalty associated with the unrecognized tax benefits as part of the income tax expense.

The Company files income tax returns in the U.S. federal jurisdiction, California, Canada, and the United Kingdom. The Company’s income tax returns beginning with the 2010 tax year remain subject to examination by the tax authorities.

6.	Debt

On April 15, 2013 the Company entered into a Loan and Security Agreement with Comerica Bank for a total of $5 million of debt financing. The loan agreement provides for a term loan (“Growth Capital Advance”) of $1.5 million fully funded at closing to be repaid in monthly installments of principal and interest commencing on May 1, 2014 through maturity date on October 1, 2016. In addition, the loan agreement provides for a revolving line of credit up to $3.5 million based on a borrowing formula applied to the Company’s accounts receivable balances, with a maturity date of April 19, 2014. Interest on this credit facility is payable at the prime rate plus 3.5% for the term loan, and the prime rate plus 2.5% for the revolver. On the revolving line of credit there is an unused facility fee of 0.25% of the difference between the Revolving Line and the average outstanding principal balance of the Obligations under the Revolving Line.

The Comerica Agreement contains various covenants, including covenants related to the delivery of financial and other information, the maintenance of monthly financial covenants, and limitations on dispositions, mergers or consolidations and other corporate activities. The Company must also notify Comerica Bank of any returns, recoveries, disputes, or claims involving amounts over $250,000. The Company is also restricted on the amount of cash its foreign subsidiaries may hold in the UK. The Company is currently in compliance with all financial covenants (Unaudited). No principal payments were made on the term loan during the nine months ended September 30, 2013 per the terms of the Agreement. Interest expense recognized during this period in conjunction with the term loan was $78,977.

In connection with the Loan Agreement, the Company granted Comerica Bank a security interest in all personal property held in the United States and issued warrants to purchase 16,667 shares of Series A-2 convertible preferred stock. The outstanding loan balance was reduced by the fair value of the warrants at issuance of $16,978, which was recorded as a debt discount and amortized over the term of the loan (See Note 8).

DVS Sciences, Inc.

Notes to Consolidated Financial Statements

The table below summarizes the aggregate outstanding balances related to the Company’s note payable as of September 30, 2013:

Note payable outstanding balance	$1,500,000
Unamortized debt discount	(67,528)

Note payable, net of debt discount	$1,432,472

Presented as:

Note payable, current portion, net of debt discount	$227,491
Note payable, net of current portion and debt discount	1,204,981

$1,432,472

At September 30, 2013, scheduled future minimum principal payments under the outstanding notes payable are as follows (in thousands):

Years ending December 31:
2014	$400
2015	600
2016	500

1,500
Less current portion	(227)
Less debt discount	(68)

Long-term debt	$1,205

Guarantee Facility

In July 2013 the Company entered into a one-year $250,000 Foreign Exchange Facility Guarantee with Export Development of Canada (“EDC”) to cover margin requirements in relation to foreign currency trades. If any claims are made under the guarantee facility, the Company agrees to pay interest to EDC on any such amounts at a rate per annum equal to the prime rate prevailing at the date of demand. Prime rate is defined as the prevailing rate charged by EDC’s bank to its most creditworthy customers. The facility also contains various covenants, including covenants related to the delivery of quarterly financial and other information. As of September 30, 2013, the Company has not made use of the Guarantee facility.

7.	Redeemable Convertible Preferred Stock

Under the Company’s Amended and Restated Articles of Incorporation, the Company is authorized to issue up to 21,700,000 shares of redeemable convertible preferred stock (“Series A Preferred”).

As of September 30, 2013, redeemable convertible preferred stock consists of the following (Unaudited):

	Number of Shares Authorized	Number of Shares Issued and Outstanding	Carrying Value	Liquidation Preference per Share
Series A-1	16,700,000	8,131,829	$7,700,264	$1.00
Series A-2	5,000,000	4,937,712	6,653,660	1.35

Total	21,700,000	13,069,541	$14,353,924	$1.13

The Company’s redeemable convertible preferred stock has redemption features that are not solely within

DVS Sciences, Inc.

Notes to Consolidated Financial Statements

the Company’s control such as in the event of a deemed liquidation event because the holders of the outstanding redeemable convertible preferred stock control the vote of the Board and stockholders and could therefore choose to proceed with a liquidation or dissolution of the Company resulting in the redemption of their redeemable convertible preferred stock. As redemption of the redeemable convertible preferred stock through liquidation is outside of the Company’s control, all shares of redeemable convertible preferred stock are classified as mezzanine-level equity in the balance sheet.

Dividends

The holders of shares of Series A Preferred shall be entitled to receive noncumulative dividends of $0.08 per share, if and when declared by the Board of Directors. These dividends are paid in advance of any distributions to the Common Stock. No dividends have been declared through September 30, 2013.

Liquidation

In the event of any liquidation, dissolution, or winding-up of the Company, including a merger, acquisition, or consolidation, the holders of the Series A-1 and Series A-2 redeemable convertible preferred stock shall be entitled to a liquidation preference per share equal to $1.00 per share and $1.35 per share, respectively, plus any declared but unpaid dividends, prior and in preference to any distribution to common stock holders. If upon the Liquidation Event, the assets to be distributed among the holders of the Series A redeemable convertible preferred stock are insufficient to permit the payment to such holders of the full Liquidation Preference for their shares, then the holders of shares of Series A redeemable convertible preferred stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. After the payment to the holders of Series A redeemable convertible preferred stock of the full preferential amount specified above, any remaining assets of the Company shall be distributed pro rata among the holders of the Series A redeemable convertible preferred stock and the Common Stock according to the number of shares of Common Stock (and Common Stock into which the shares of Series A redeemable convertible preferred stock could be converted at the time of distribution) held by each such holder until, with respect to holders of the Series A Preferred, such holders shall have received an aggregate per share of three times the applicable Original Issue Price. Thereafter, no further payments shall be made to the holders of Series A redeemable convertible preferred stock by reason thereof and any remaining assets of the Company shall be distributed with equal priority and pro rata among the holders of the Company’s Common Stock.

Voting

The holders of Series A redeemable convertible preferred stock shall have the same voting rights as the holders of common stock, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes. Each holder of shares of Series A redeemable convertible preferred stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A redeemable convertible preferred stock held by such holder could then be converted. The holders of shares of Series A redeemable convertible preferred stock shall be entitled to vote on all matters on which the holders of Common Stock shall be entitled to vote other than those matters upon which, pursuant to applicable law or this Amended and Restated Certificate of Incorporation, the holders of Common Stock are entitled to vote separately as a class. For so long as there are outstanding at least 2,000,000 shares of Series A redeemable convertible preferred stock (as adjusted for stock splits, reclassifications or similar events), the holders of Series A redeemable convertible preferred stock, voting as a separate class, shall be entitled to elect two members of the Company’s Board of Directors.

DVS Sciences, Inc.

Notes to Consolidated Financial Statements

Conversion

Each share of preferred stock shall be convertible, at the option of the holder at any time after the date of issuance into the number of fully paid and non-assessable shares of common stock as determined by dividing the original issue price per share of each series of preferred stock by the conversion price per share in effect for the shares of each series of preferred stock at the time of conversion. The original conversion price per share of Series A redeemable convertible preferred stock shall be the original issue price, subject to adjustment, as described in the Company’s Amended and Restated Certificate of Incorporation.

Each share of Series A redeemable convertible preferred stock shall automatically be converted into shares of Common Stock at the then effective applicable Conversion Price: the closing of a public offering of common stock at a per share price of a least $6.75 per share with gross proceeds of not less than $60,000,000, or the consent of the holders of at least a sixty percent of the outstanding shares of Series A redeemable convertible preferred stock.

8.	Convertible Preferred Stock Warrants

In April 2013, in connection with the receipt of a loan from Comerica Bank, pursuant to the terms and conditions of the Loan and Security Agreement (the Comerica Agreement), we granted Comerica a warrant to purchase 16,667 shares of our Series A-2 redeemable convertible preferred stock for the original Series A-2 offering price of $1.35 per share. The warrants were immediately exercisable and expire the earlier of April 19, 2023, acquisition, or a liquidation event.

The Company recorded the initial fair value of all of the warrants issued as a liability, and a reduction of the outstanding loan balance. Upon the earlier of the exercise of the warrants or the completion of a liquidation event, including the completion of an acquisition or initial public offering in which the shares underlying the warrants would convert from the related shared of preferred stock into shares of common stock, the preferred stock warrant liability will be remeasured to fair value and any remaining liability will be reclassified to additional paid-in capital. At each reporting date, the Company remeasured the convertible preferred stock warrant liabilities to fair value using the Black-Scholes option-pricing model. The fair market value of the warrants using the Black-Scholes option-pricing model at grant date was $16,978. The Company remeasured the fair value of warrants at September 30, 2013, and the remeasurement adjustment was immaterial (Unaudited).

The estimated grant date fair values of the warrants were calculated using the Black-Scholes option pricing model, based on the following assumptions as of grant date and September 30, 2013:

	April 19, 2013 (Unaudited)	September 30, 2013 (Unaudited)
Expected warrant term (in years)	10	9.6
Expected volatility	70%	69%
Risk-free interest rate	1.76%	2.81%
Dividend yield		—

9.	Stockholders’ Deficit

Common Stock

The Amended and Restated Articles of Incorporation authorizes the Company to issue up to 26,700,000 shares of common stock. Common stockholders are entitled to dividends as and when declared by the Board of Directors, subject to the rights of holders of all classes of stock outstanding having priority rights as to dividends. There have been no dividends declared to date. The holder of each share of common stock is entitled to one vote.

DVS Sciences, Inc.

Notes to Consolidated Financial Statements

Shares Reserved for Future Issuance

The Company has reserved shares of common stock for future issuances as follows:

	December 31, 2012	September 30, 2013 (Unaudited)
Series A-1 redeemable convertible preferred stock outstanding	8,131,829	8,131,829
Series A-2 redeemable convertible preferred stock outstanding	4,937,712	4,937,712
Warrants exercisable into Series A-2 redeemable convertible preferred stock	—	16,667
Common stock options issued and outstanding	609,238	672,868
Common stock available for future grants	102,668	27,268

Total shares	13,781,447	13,786,344

Stock Option Plan

The Company has reserved 2,500,000 shares of its common stock under its 2010 Equity Incentive Plan (the “2010 Option Plan”). Options granted under the 2010 Option Plan may be either incentive stock options or nonqualified stock options. Incentive stock options (“ISO”) may be granted only to Company employees (including officers and directors). Nonqualified stock options (“NSO”) may be granted to Company employees and consultants. As of September 30, 2013, 27,268 shares of common stock remain available for issuance to officers, directors, employees and consultants pursuant to the 2010 Option Plan.

Options to purchase the Company’s common stock may be granted at a price not less than 100% of the fair market value in the case of ISO or NSO, except for an employee or nonemployee with options who owns more than 10% of the voting power of all classes of stock of the Company in which case the exercise price shall be no less than 110% of the fair market value per share on the grant date. The Company determines the fair market value of its common stock with the use of an outside specialist and with assistance from the Board of Directors. Options granted are exercisable upon vesting unless otherwise designated for early exercise by the Board of Directors at the time of grant, and have various vesting terms as determined by the Board of Directors. Options expire as determined by the Board of Directors but not more than ten years after the date of grant.

DVS Sciences, Inc.

Notes to Consolidated Financial Statements

Activity under the Company’s stock option plan is set forth below:

		Outstanding Options
	Shares Available for Grant	Number of Shares	Weighted Average Exercise Price
Balance, December 31, 2010	—	—	—
Shares authorized	2,500,000	—	—
Options granted	(2,150,962)	2,150,962	$0.17
Options exercised	—	(1,653,695)	$0.17
Options canceled	4,000	(4,000)	$0.18

Balance, December 31, 2011	353,038	493,267	$0.17
Options granted	(257,000)	257,000	$0.24
Options exercised	—	(134,399)	$0.23
Options canceled	6,630	(6,630)	$0.23

Balance, December 31, 2012	102,668	609,238	$0.18
Options granted (Unaudited)	(78,000)	78,000	$0.20
Options exercised (Unaudited)	—	(11,770)	$0.21
Options canceled (Unaudited)	2,600	(2,600)	$0.21

Balance, September 30, 2013 (Unaudited)	27,268	672,868	$0.18

The options outstanding, exercisable and vested by exercise price at December 31, 2012 and September 30, 2013 (unaudited) were as follows:

Options Outstanding and Exercisable at December 31, 2012			Options Vested at December 31, 2012
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Number Vested and Excisable	Weighted Average Exercise Price
$ 0.15	207,667	8.13	101,749	$ 0.15
$ 0.18	257,571	8.71	78,488	$ 0.18
$ 0.24	144,000	9.50	—	—

	609,238		180,237

Options Outstanding and Exercisable at September 30, 2013 (Unaudited)			Options Vested at September 30, 2013 (Unaudited)
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Number Vested and Excisable	Weighted Average Exercise Price
$ 0.15	207,667	7.38	140,684	$ 0.15
$ 0.18	250,471	7.96	125,514	$ 0.18
$ 0.24	137,230	8.75	41,406	$ 0.24
$ 0.33	77,500	9.56	—	—

	672,868		307,604

DVS Sciences, Inc.

Notes to Consolidated Financial Statements

Under the terms of the individual option grants, options are exercisable upon vesting which is generally four years.

Stock-Based Compensation for Employees

During the nine months ended September 30, 2013 (Unaudited) and year ended December 31, 2012, the Company granted stock options to employees to purchase 78,000 and 174,000 shares of common stock, respectively. The weighted average fair value of the employee stock options granted in the nine months ended September 30, 2013 (Unaudited) and the year ended December 31, 2013 was $0.33 and $0.24 per share, respectively.

During the year ended December 31, 2011, the Company granted stock options to employees to purchase 2,035,962 shares of common stock. The weighted average fair value of the employee stock options granted in 2011 was $0.17 per share.

The Company uses the Black-Scholes option pricing model to determine the fair value of stock options. The determination of the fair value of stock-based payment awards on the date of grant is affected by the stock price as well as assumptions regarding a number of complex and subjective variables. These variables include expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rates and expected dividends. The estimated grant date fair values of the employee stock options were calculated using the Black-Scholes option pricing model, based on the following assumptions:

	December 31, 2011	December 31, 2012	September 30, 2013 (Unaudited)
Expected option term (in years)	6	6	6
Expected volatility	69%	70%	82%
Risk-free interest rate	1.6%	1.2%	1.4%
Dividend yield	—	—	—

Expected Term

The expected term of stock options represents the average period the stock options are expected to remain outstanding and is based on the vesting term, contractual terms and historical exercise and vesting information used to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. The expected term was determined using the “simplified method” in accordance with SEC Staff Accounting Bulletin (“SAB”) 107.

Volatility

The expected stock price volatility assumptions for the Company’s stock options for the nine months ended September 30, 2013 and the years ended December 31, 2012 and 2011 was determined by examining the historical volatilities for industry peers, as the Company did not have any trading history for the Company’s common stock.

Risk-Free Rate

The risk-free interest rate assumption is based on the U.S. Treasury instruments whose term was consistent with the expected term of the Company’s stock options.

DVS Sciences, Inc.

Notes to Consolidated Financial Statements

Dividend Yield

The expected dividend assumption is based on the Company’s history and expectation of no dividend payouts.

Forfeitures

ASC 718 also requires the Company to estimate forfeitures at the time of grant, and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. The Company uses historical data to estimate pre-vesting option forfeitures and record stock-based compensation expense only for those awards that are expected to vest. All stock-based payment awards are amortized on a straight-line basis over the requisite service periods of the awards, which are generally the vesting periods. If the Company’s actual forfeiture rate is materially different from its estimate, the stock-based compensation expense could be significantly different from what the Company has recorded.

As of September 30, 2013 (Unaudited) and December 31, 2012, there was $154,369 and $184,541 of total unrecognized compensation costs, net of estimated forfeitures, related to unvested stock option awards, which are expected to be recognized over a weighted average period of 2.2 and 2.8 years, respectively.

Stock-Based Compensation for Nonemployees

Stock-based compensation expense related to stock options granted to nonemployees is recognized as the stock options are earned. The Company believes that the fair value of the stock options is more reliably measurable than the fair value of the services received. The fair value of the stock options granted to nonemployees is calculated at each reporting date using the Black-Scholes option pricing model as prescribed by ASC 718. The fair value was calculated using the following assumptions:

	December 31, 2011	December 31, 2012	September 30, 2013 (Unaudited)
Expected option term (in years)	9.5	9.1	9.4
Expected volatility	70%	74%	74%
Risk-free interest rate	1.8%	1.5%	2.5%
Dividend yield	—	—	—

Stock-based compensation expense charged to the consolidated statements of comprehensive income (loss) for options granted to nonemployees for the nine months ended September 30, 2013 (Unaudited) and 2012, the years ended December 31, 2012 and 2011 was $8,796, $4,348, $6,746 and $2,532, respectively.

Total Stock-Based Compensation

Stock-based compensation expense of $55,704, $47,339, $61,780 and $22,104 for the nine months ended September 30, 2013 and 2012 (Unaudited), the years ended December 31, 2012 and 2011, respectively, was recorded in Selling, General & Administrative expense.

Unvested Early Exercised Stock Options

Under the 2010 Plan, the Company allows employees to exercise options prior to vesting. The Company has the right to repurchase at the original purchase price any unvested (but issued) common shares upon termination of service of an employee. The consideration received for an early exercise of an option is considered to be a deposit of the exercise price and the related dollar amount is recorded as a liability. The shares and liability are reclassified into equity on a ratable basis as the award vests. The Company recorded a liability in accrued liabilities of $161,990, $212,805 and $282,111, respectively, relating to options for

DVS Sciences, Inc.

Notes to Consolidated Financial Statements

858,656, 1,179,599 and 1,632,863 shares of common stock that were exercised and unvested as of September 30, 2013 (Unaudited), December 31, 2012 and 2011, respectively. These shares were subject to a repurchase right held by the Company and are included in issued and outstanding shares as of September 30, 2013, December 31, 2012 and 2011, respectively.

Activity related to unvested early exercised stock options is set forth below:

	Number of Option Shares	Weighted-Average Exercise Price
Balance, December 31, 2010	—	—
Options granted and exercised	1,653,695	$0.17
Early exercise options vested	(20,832)	$0.15

Balance, December 31, 2011	1,632,863	$0.17
Options granted and exercised	108,000	$0.24
Early exercise options vested	(561,264)	$0.17

Unvested at December 31, 2012	1,179,599	$0.18
Options granted and exercised (Unaudited)	—	—
Early exercise options vested (Unaudited)	(320,943)	$0.17

Unvested at September 30, 2013 (Unaudited)	858,656	$0.18

10.	Related Parties

In June 2008 the Company entered into an agreement with the Ontario Institute for Cancer Research (the “OICR”) in which the OICR agreed to provide funding to the Company for specific research projects related to the development and commercialization of the Company’s products. In return, the Company agreed to pay the OICR royalties based on gross product revenue as defined in the agreement. The royalty obligations continue until the earlier of March 31, 2028 or the expiration of the related patents. Related expense is recorded on the income statement as Cost of Goods Sold. The amount paid or accrued in 2013 and 2012 under this agreement was $112,652 and $50,332 of which $49,532 and $14,643 was outstanding.

During 2013 the Company sold a CyTOF instrument and reagents to a bio-pharmaceutical customer which is also an investor in the Company and is represented on the Company’s Board of Directors. The total sales to the customer during the nine months ended September 30, 2013 was $615,504. The Company believes the sales prices were reflective of the fair value of the items sold.

11.	Employee Benefit Plan

The Company has a 401(k) Savings Plan (the 401(k) Plan) which qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the 401(k) Plan, participating employees may elect to contribute up to 100% of their eligible compensation, subject to certain limitations. The Company has made matching contributions to the employees.

12.	Subsequent Events

For our consolidated financial statements as of December 31, 2012 and 2011, and for the years then ended, we evaluated subsequent events through June 7, 2013, which is the date the financial statements were available to be issued.

13.	Subsequent Events (Unaudited)

In October 2013, the company amended its 2010 option plan by increasing the common shares reserved for

DVS Sciences, Inc.

Notes to Consolidated Financial Statements

future issuance under the 2010 option by 125,000 shares (Unaudited). We have evaluated subsequent events through January 29, 2014, the date at which the unaudited interim financial statements were available to be issued.